Exhibit 99.1

STORE Capital Announces Pricing of Follow-on Offering

SCOTTSDALE, Ariz., June 3, 2015 - STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced the pricing of its follow-on public offering of 11,562,500 shares of common stock to be sold by the Company and 6,937,500 shares of common stock to be sold by the selling stockholder, at a public offering price of $20.25 per share.  In connection with the offering, the selling stockholder has also granted the underwriters a 30-day option to purchase up to 2,775,000 additional shares of common stock.  The offering is expected to close on June 9, 2015, subject to customary closing conditions.

STORE Capital intends to use the net proceeds from the primary portion of the offering to repay amounts outstanding on its revolving credit facilities and to fund property acquisitions subject to purchase contracts in the ordinary course of business. The Company will not receive any proceeds from shares of common stock to be sold by the selling stockholder.

Goldman, Sachs & Co., Credit Suisse and Morgan Stanley are joint book-running managers for the offering.  BMO Capital Markets, Citigroup, KeyBanc Capital Markets and Wells Fargo Securities are joint lead managers for the offering; and Baird, Cowen and Company, Ladenburg Thalmann & Co. Inc., Raymond James, Stifel and SunTrust Robinson Humphrey are co-managers for the offering.  The offering of these securities is being made only by means of a prospectus, copies of which may be obtained from:  Goldman, Sachs & Co., via telephone: (866) 471-2526, email: prospectus-ny@ny.email.gs.com, or standard mail: Goldman, Sachs & Co., 200 West Street, New York, NY 10282, Attention: Prospectus Department; Credit Suisse Securities (USA) LLC, via telephone: (866) 221-1037, email: newyork.prospectus@credit-suisse.com, or standard mail: Credit Suisse Securities (USA) LLC, One Madison Avenue, New York, NY 10010, Attention: Prospectus Department; and Morgan Stanley & Co. LLC, via standard mail: Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission and has become effective under the Securities Act of 1933, as amended. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name.  STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in over 1,100 property locations, substantially all of which are profit centers, in 46 states.

Contacts:

Financial Profiles

Moira Conlon, (310) 622-8220

Beth Sackovich, (310) 622-8237

STORECapital@finprofiles.com

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